                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


              Agreement entered into on December 11, 2002, by and between Easy Gardener Products, Ltd., a Texas limited partnership (the "Buyer"), EYAS International, Inc., a Texas corporation and an affiliate of Buyer ("EYAS"), U.S. Home & Garden Inc., a Delaware corporation (the "Parent"), Easy Gardener, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Easy Gardener"), Ampro Industries, Inc., a Michigan corporation and wholly-owned subsidiary of Parent ("Ampro") (each of Easy Gardener and Ampro is sometimes referred to herein as a "Seller" and collectively, as the "Sellers") and Weed Wizard Acquisition Corp., a wholly-owned subsidiary of Easy Gardener ("Weed Wizard"). The Buyer, the Sellers, Parent, Weed Wizard and EYAS are referred to collectively herein as the "Parties."

              This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets of Sellers and certain assets of Parent and Weed Wizard and assume all liabilities of the Sellers (other than the Excluded Liabilities as herein defined) and certain liabilities of Parent in return for cash and other consideration.

              Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

              1. Definitions.

              "Acquired Assets" means all right, title, and interest in and to
(i) all of the assets of the Sellers, other than the Excluded Assets (defined below), including Sellers' (a) real property, leaseholds and sublease holds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other rights appurtenant thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs and dies), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions,
(d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) the capital stock of Easy Gardener UK Ltd., a company organized under the laws of England and wholly-owned subsidiary of Easy Gardener ("Easy Gardener UK"), and of Weatherly Consumer Products Group, Inc., a Delaware corporation and wholly-owned subsidiary of Easy Gardener ("Weatherly Group"), which corporation has as its wholly-owned subsidiary Weatherly Consumer Products, Inc., a Delaware corporation ("Weatherly Sub") (each of Weatherly Group and Weatherly Sub is sometimes referred to herein as an "Acquired Subsidiary" and collectively as the "Acquired Subsidiaries"), (h) claims, deposits, prepayments, refunds, causes of action, causes in action, rights of recovery, rights of set off, and rights of recoupment (excluding any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and



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governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials which are not included in the Excluded Assets and (k) Cash; (ii) the 251,981 Trust Preferred Securities owned by Parent and all of the Trust Common Securities of U.S. Home and Garden Trust I, a Delaware business trust and wholly-owned subsidiary of Parent ("Trust"), and (iii) the accounts receivable of Weed Wizard.

              "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

              "Assumed Liabilities" means (i) all of the Liabilities of Sellers other than the Excluded Liabilities and (ii) those Liabilities set forth on Exhibit A.

              "Buyer" has the meaning set forth in the preface above.

              "Cash" means cash and cash equivalents, held by Sellers on the Closing Date hereof (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

              "Closing" has the meaning set forth in Section 2(d) below.

              "Closing Date" means the date upon which the Closing is effected, which shall be the date of the Closing unless the Parties mutually agree upon a different effective date.

              "Code" means the Internal Revenue Code of 1986, as amended.

              "Confidential Information" means any information concerning the businesses and affairs of the Sellers that is not already generally available to the public.

              "Excluded Assets" shall mean (i) the Sellers' corporate charters, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Sellers as corporations or other entities, (ii) any of the rights of the Sellers under this Agreement (or under any agreement between the Sellers and/or Parent on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement), (iii) the assets of the Parent, other than the Trust Common Securities and the Trust Preferred Securities owned by Parent,
(iv) all agreements, including distribution agreements, between a Seller and Weed Wizard, and (v) all stock of Easy Gardener in Weed Wizard.

              "Excluded Liabilities" shall mean those liabilities set forth on Exhibit B.

              "Financial Statements" has the meaning set forth in Section 3(f) below.

              "GAAP" means United States generally accepted accounting principles as in effect from time to time.



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              "Golub Option" means the option issued by Parent to the Golub
Purchasers on November 15, 2001, as amended by the Settlement Agreement, to purchase 94,875 of the Trust Preferred Securities owned by Parent.

              "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

              "Indemnified Party" has the meaning set forth in Section 8(d) below.

              "Indemnifying Party" has the meaning set forth in Section 8(d) below.

              "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivation, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation), and (g) all copies and tangible embodiments thereof (in whatever form or medium).

              "Junior Subordinated Debentures" means the Parent's 9.4% Junior Subordinated Deferrable Interest Debentures due April 15, 2028 in the original principal sum of $65.2 Million.

              "Knowledge of Buyer" means the actual knowledge of Richard Grandy or Richard Kurz, without independent investigation; provided, however, nothing contained in this Agreement shall be deemed to make either of such individuals personally liable hereunder.

              "Knowledge of Sellers" means the actual knowledge of Robert Kassel or David Harper, without independent investigation; provided, however, nothing contained in this Agreement shall be deemed to make either of such individuals personally liable hereunder.

              "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes. When such liabilities are referred to herein in the plural, they are referred to as "Liabilities."

              "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).



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              "Parent" has the meaning set forth in the preface above.

              "Party" has the meaning set forth in the preface above.

              "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

              "Purchase Price" has the meaning set forth in Section 2(c) below.

              "Registration Statement" shall have the meaning set forth in
Section 5(g) hereof.

              "Retained Subsidiaries" means Weed Wizard, Egarden, Inc., and Golden West Agri-Products, Inc.

              "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

              "Sellers" has the meaning set forth in the preface above.

              "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

              "Settlement Agreement" shall mean the Settlement Agreement dated November 1, 2002 by and among Parent, Easy Gardener, LEG Partners Debenture SBIC, L.P., LEG Partners III SBIC, L.P., LEG Co. - Investors, LLC, 555 Madison Investors II LLC and 555 Madison Investors, LLC (the "Golub Purchasers"), Golub Associates LLC and Golub Associates Incorporated (together with the Golub Purchasers, the "Golub Parties").

              "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

              "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.



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              "Third Party Claims" has the meaning set forth in Section 8(d)
below.

              "Trust Common Securities" means the Common Securities issued to the Parent pursuant to the Trust Agreement.

              "Trust Preferred Securities" means the 9.40% Cumulative Trust Preferred Securities issued to the several holders thereof pursuant to the Trust Agreement.

              "Trust Preferred Documents" means the Amended and Restated Trust Agreement, dated as of April 17, 1998, among the Parent, as Depositor, Wilmington Trust Company ("Wilmington Trust"), as Property Trustee and Delaware Trustee, and the Administrative Trustees named therein (the "Trust Agreement"); the Junior Subordinated Indenture, dated as of April 17, 1998, between the Parent and Wilmington Trust, as trustee (the "Indenture"); the Junior Subordinated Debentures; and the Guarantee Agreement, dated as of April 17, 1998, between the Parent and the Wilmington Trust, as trustee (the "Guarantee").

              2. Basic Transaction.

              (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers. Parent and Weed Wizard, and the Sellers, Parent and Weed Wizard agree to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets for the consideration specified below.

              (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities. The Buyer will not assume or have any responsibility, for the Excluded Liabilities.

              (c) Purchase Price. The purchase price for the Acquired Assets shall consist of (i) $18,772,500 payable to the Sellers and Parent by delivery of cash payable by wire transfer or delivery of other immediately available funds as instructed by Sellers and Parent at the Closing (the "Cash Purchase Price"); (ii) cash in an amount equal to $500,000 plus the legal fees of Parent outstanding on the Closing Date not to exceed $300,000 (the "Deferred Purchase Price"), payable to Parent upon a mutually agreed upon timetable which shall be agreed upon prior to the Closing (the "Deferred Payment Schedule"), but in no event paid later than December 31, 2003 and (iii) the Assumed Liabilities (the Cash Purchase Price, the Deferred Purchase Price and the Assumed Liabilities are collectively referred to herein as the "Purchase Price").

              (d) The Closing. The closing of the purchase and sale of the Acquired Assets (the "Closing") shall take place at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174 or such other place as the Parties may mutually determine on or before the second business day after the satisfaction or waiver of the conditions to Closing set forth in Section 6, or at such other time as the Parties mutually agree.

              (e) Closing Deliveries by the Parties. At the Closing,



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              (i) the Sellers, Parent or Weed Wizard, as the case may be, will execute, acknowledge (if appropriate), and deliver (or cause to be executed and delivered) to the Buyer (A) a Bill of Sale covering the sale of the Acquired Assets in the form attached hereto as Exhibit D, (B) the Releases in the form attached hereto as Exhibit E, (C) the Assignment and Assumption Agreement described in (ii) below and such other documents as are required to assign Parent's obligations under the Trust Preferred Documents, (D) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (E) an opinion of counsel to Sellers and Parent in the form attached hereto as Exhibit F; and (F) a Non-Competition Agreement in the form attached hereto as Exhibit H and a Consulting Agreement in the form attached hereto as Exhibit J, each executed by Robert Kassel, Chief Executive Officer of Parent and Sellers; and (G) Sellers and Parent shall deliver to the Golub Purchasers 50% of the outstanding amounts due under the Settlement Agreement, including the Deferred Prepayment Amount, the Expenses and the Default Interest, as such terms are defined in the Settlement Agreement.

              (ii) the Buyer will execute, acknowledge and deliver to the Sellers or at Seller's direction (A) an Assignment and Assumption Agreement covering all of the Assumed Liabilities in the form attached hereto as Exhibit G; (B) a Supplemental Indenture entered into pursuant to the Indenture and such other documents as are required for the assumption by the Buyer of all of the Parent's obligations under the Indenture, the Debentures, the Guarantee and the Trust Agreement, (C) a guaranty by EYAS of Buyer's obligations under the Trust Preferred Documents, (D) such documents as are required for the Parent to transfer the Trust Common Securities to the Buyer, (E) such other instruments of assumption as the Sellers and Parent and their counsel reasonably may request;
(F) the Cash Purchase Price specified in Section 2(c) above; (G) a Non-Competition Agreement in the form attached hereto as Exhibit H and a Consulting Agreement in the form attached hereto as Exhibit J; and (H) the consideration to be placed into escrow pursuant to Exhibit H and (I) Buyer shall deliver to Golub Purchasers 50% of the outstanding amounts due under the Settlement Agreement, including the Deferred Prepayment Amount, the Expenses and the Default Interest, as such terms are defined in the Settlement Agreement.

         (f) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with an allocation schedule to be mutually agreed upon by the Parties prior to the Closing Date.

         3. Representations and Warranties of the Sellers and Parent. The Sellers and Parent hereby represent and warrant to the Buyer that, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"), the statements contained in this
Section 3 are correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         (a) Organization of Parent and the Sellers. Each of Parent, Sellers, Weatherly Group, Weatherly Sub and Trust is a corporation or business trust duly organized, validly



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existing, and in good standing under the laws of the jurisdiction of its incorporation or formation. The entire authorized capital stock of Weatherly Group consists of 11,765 shares of Class A Common Stock and 1,765 shares of Class B Common Stock, $.01 par value, of which 10,000 shares of Class A Common Stock are issued and outstanding. The entire authorized capital stock of Weatherly Sub consists of 1,000 shares of Common Stock and 1,000 shares of Preferred Stock, no par value, of which 1,000 shares of Common Stock are issued and outstanding. All of the issued and outstanding shares of each Acquired Subsidiary have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Easy Gardener, in the case of Weatherly Group, and by Weatherly Group, in the case of Weatherly Sub. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require either of the Acquired Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock.

         (b) Authorization of Transaction. Parent and each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Parent and the board of directors of each Seller, has duly authorized the execution, delivery, and performance of this Agreement by the Parent and each Seller, and except for the approval referred to in Section 6(b)(vii), no other authorization of the board of directors or shareholders and no consent or other approval is necessary for the Parent and each Seller to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and legally binding obligation of the Parent and each Seller, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any provision of the charter or bylaws of any of the Sellers and the Parent, (ii) to the Knowledge of Seller (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Sellers and the Parent is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Sellers, the Acquired Subsidiaries or the Parent is a party or by which any of them is bound or to which any of their assets is subject (or result in the imposition of any Security Interest upon any of their assets). To the Knowledge of Sellers, neither Sellers, the Acquired Subsidiaries nor Parent need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         (d) Brokers' Fees. Other than amounts due to Roth Capital Partners LLC from the Parent (which are included in the Assumed Liabilities), neither Sellers, Parent nor the Acquired Subsidiaries have any Liability or obligation to pay any fees or commissions to any broker,

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finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         (e) Title to Assets. To the Knowledge of Sellers, the Sellers have good and marketable title to all of the Acquired Assets described in clause (i) of the definition of "Acquired Assets" above, the Acquired Subsidiaries have good and marketable title to their respective assets and Weed Wizard has good and marketable title to its accounts receivable, in each case free and clear of any Security Interests. The Parent has good and marketable title to the Acquired Assets described in clause (ii) of the definition of "Acquired Assets" above, in each case free and clear of any Security Interest other than the Golub Option which applies to 94,875 shares of the Trust Preferred Securities owned by Parent.

         (f) Financial Statements. Parent has delivered or made available to Buyer copies of the following financial statements of Parent included in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (the "SEC") (collectively the "Financial Statements"): (i) Parent's audited consolidated balance sheets and statements of operation, changes in stockholders' equity, and cash flow as of and for the fiscal years ended June 30, 1999, June 30, 2000, June 30, 2001 and June 30, 2002; and (ii) Parent's unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the three
(3) months ended September 30, 2002. To the Knowledge of Sellers, the Financial Statements (including the Notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Parent as of such dates and the results of operations of the Parent for such periods, are correct and complete, and are consistent with the books and records of the Parent and its Subsidiaries (which books and records are correct and complete); provided, however, that the unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

         (g) Events Subsequent to September 30, 2002. To the Knowledge of Sellers, since September 30, 2002, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Sellers or the Acquired Subsidiaries.

         (h) Undisclosed Liabilities. To the Knowledge of Sellers, Sellers and the Acquired Subsidiaries have no Liability, except for (i) Liabilities set forth on the September 30, 2002 Balance Sheet and (ii) Liabilities which have arisen after September 30, 2002 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (i) Legal Compliance. To the Knowledge of Sellers, with respect to the Acquired Assets, each of the Sellers and the Acquired Subsidiaries (since the respective dates of acquisition of such Sellers by Parent or an Affiliate of Parent) has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and to the Knowledge of Sellers, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or

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commenced against any of them relating to the Acquired Assets alleging any failure so to comply.

         (j) Tax Matters.

              (i) To the Knowledge of Sellers, (A) each of the Sellers and the Acquired Subsidiaries, since the respective dates of acquisition of such Sellers and the Acquired Subsidiaries by Parent or an Affiliate of Parent, has filed all Tax Returns that it was required to file, (B) all such Tax Returns were correct and complete in all material respects and (C) all Taxes owed by any of the Sellers or Acquired Subsidiaries since such respective dates (whether or not shown on any Tax Return) have been paid unless they are being contested in good faith or are not yet due and payable. To the Knowledge of Sellers, since such respective dates no claim has been made by an authority in a jurisdiction where any of the Sellers or Acquired Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. To the Knowledge of Sellers, there are no Security Interests on any of the assets of any of the Sellers or Acquired Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

              (ii) To the Knowledge of Sellers, since the respective dates set forth in (j)(i) each of the Sellers and the Acquired Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

              (iii) To the Knowledge of Sellers, there is no dispute or claim concerning any Tax Liability of any of the Sellers or the Acquired Subsidiaries either claimed or raised by any authority in writing.

         (k) Intellectual Property. To the Knowledge of Sellers:

              (i) The Sellers and the Acquired Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of the Sellers and the Acquired Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by any of the Sellers or Acquired Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Sellers and the Acquired Subsidiaries has taken all necessary action to maintain and protect each item of Intellectual Property owned or used by the Sellers and the Acquired Subsidiaries.

              (ii) None of the Sellers or Acquired Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there is not pending against any of the Sellers or the Acquired Subsidiaries any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Sellers or Acquired Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come

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into conflict with any Intellectual Property rights of any of the Sellers or the
Acquired Subsidiaries.

         (l) Powers of Attorney. To the Knowledge of Sellers, there are no outstanding powers of attorney executed on behalf of any of the Sellers or Acquired Subsidiaries.

         (m) Insurance. To the Knowledge of Sellers, each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Sellers or the Acquired Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past one year is legal, valid, binding, enforceable, and in full force and effect; will, subject to obtaining consent to assignment to Buyer, continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); is not in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and no party to the policy has repudiated any provision thereof. To the Knowledge of Sellers, each of the Sellers and the Acquired Subsidiaries has been covered during the past one year by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

         (n) Litigation. Section 3(n) of the Disclosure Schedule sets forth each instance in which any of the Sellers or Acquired Subsidiaries (i) is named in any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Sellers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations could result in any material adverse change in the business, financial condition, operations, results of operations, of any of the Sellers or Acquired Subsidiaries.

         (o) Guaranties. To the Knowledge of Sellers, other than the obligations of Parent under the Junior Subordinated Debentures, none of the Sellers or Acquired Subsidiaries is a guarantor for any Liability or obligation (including indebtedness) of any other Person.

         (p) Property Owned by Affiliates. To the Knowledge of Sellers, none of the Parent or the Retained Subsidiaries owns any asset, tangible or intangible, which is used in the business of any of the Sellers or the Acquired Subsidiaries.

         (q) Disclosure. The representations and warranties contained in this
Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

         4. Representations and Warranties of the Buyer and EYAS. The Buyer and EYAS represent and warrant to the Sellers and Parent that, except as set forth in the Disclosure Schedule, the statements contained in this Section 4 are correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) Organization of the Buyer. The Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. EYAS is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Authorization of Transaction. Each of the Buyer and EYAS has full power and authority (including full corporate or partnership power and authority, as the case may be) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and any Exhibits attached hereto have been duly authorized by each of Buyer and EYAS. This Agreement constitutes the valid and legally binding obligation of the Buyer and EYAS, enforceable in accordance with its terms and condition.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or EYAS is subject or any provision of its organizational documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or EYAS is a party or by which either of them is bound or to which any of their assets is subject (or result in the imposition of any Security Interest upon any of Buyer's or EYAS' assets other than any Security Interest necessary for them to secure financing from the Sellers' current senior lender needed to consummate the transactions contemplated hereby). To the Knowledge of Buyer, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         (d) Hart-Scott-Rodino Act. Buyer is its own ultimate "parent entity" (as defined in 16 C.F.R. Section 801.1(a)(3) and does not have "annual net sales" or "total assets" (each as defined in 16 C.F.R. Section 801.11) of $10 Million or more.

         (e) Brokers' Fees. Except for amounts due Roth Capital LLC, the Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

         (f) Deferral of Interest. The Buyer has no current intention to exercise, after the Closing Date, the rights of the obligor under the Indenture to defer any interest payments.

         (g) Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading. Buyer is comprised of the current management of Sellers, and as a result thereof, is fully familiar with the financial statements, customer, vendor, employee and other business relationships and business operations of Sellers and the Acquired Subsidiaries and is fully aware of the condition of the Acquired Assets and Assumed Liabilities. Neither Richard Grandy nor Dick Kurz (i) has knowledge of any material fact or circumstance relating to the business, operations, financial condition or prospects of Sellers or the Acquired Subsidiaries that has not been disclosed to the Chief Executive Officer of Parent or (ii) is aware of any material fact or circumstance which would make any of the representations and warranties of Sellers and Parent made in Section 3 hereof incorrect or incomplete. To the Knowledge of Buyer, Parent has no Liability except for Liabilities set forth on the September 30, 2002 Balance Sheet (including the footnotes thereto) and Liabilities which have arisen after September 30, 2002 in the Ordinary Course of Business.

         5. Pre-Closing Covenants. The Parties agree as follows from and after the date hereof and until the earlier to occur of (i) the Closing or (ii) termination of this Agreement pursuant to Section 9 hereof:

         (a) General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement including, but not limited to, satisfaction, but not waiver, of the closing conditions set forth in Section 6 below.

         (b) Notices and Consents. Other than the consents and approvals required in order to assign the Trust Preferred Documents, which shall be the responsibility of both Parent and Buyer, as set forth in Article 5 hereof, the Buyer will give all notices to third parties, and the Buyer will use commercially reasonable efforts to obtain all third party consents required to transfer the Acquired Assets in connection with this Agreement including, but not limited to, obtaining the consent of Foothill Capital Corporation ("Foothill") to the assignment and assumption of the Loan and Security Agreement dated October 30, 2002 by and among Foothill, Parent, Sellers and the other lenders identified therein (the "Refinancing Documents"). Each of the Parties will (and the Parent and Sellers will cause each of their Subsidiaries to) cooperate and assist the other Parties in obtaining such consents and approvals.

         (c) Operation of Business. The Sellers and Parent on the one hand, and the Buyer on the other hand, agree that except as otherwise contemplated by this Agreement or the Settlement Agreement they will not (and will not cause or permit any of their Subsidiaries (other than the Retained Subsidiaries), stockholders, officers, directors or employees to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business and will keep (and will cause each of their Subsidiaries, stockholders, officers, directors or employees to keep) its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees. Without limiting the generality of the foregoing, the Parent and the Sellers will not (and will not cause or permit any of the Acquired Subsidiaries to) (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or (ii) other than as specifically contemplated by this Agreement, pay any amount to any third party with respect to any Liability or obligation which would constitute an Excluded Liability or an Acquired Subsidiary Excluded Liability listed on Exhibit K if in existence as of the Closing.

         (d) Full Access. The Sellers and Parent will continue to permit (and will cause each of their Subsidiaries to continue to permit) representatives of the Buyer to have full access at reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Sellers.

         (e) Notice of Development. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (f) Exclusivity. Subject to the fiduciary duties of the Boards of Directors of Parent and Sellers under applicable law, the Parent and Sellers will not (and the Parent and Sellers will not cause or permit any of their Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of the Sellers or the Parent, (other than the Retained Subsidiaries) (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing; provided, however, notwithstanding the foregoing provisions, if the Board of Directors of Parent or Sellers determines in good faith, after consultation with outside counsel who is experienced in corporate and securities laws matters of the type contemplated by this transaction, that not doing so would violate its fiduciary duties to its stockholders under applicable law, Parent or Sellers, in response to an Acquisition Proposal that was unsolicited and is reasonably likely to lead to a Superior Proposal, may furnish non-public information with respect to Parent and Sellers to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and participate in negotiations or discussions regarding, or otherwise facilitate, any such Acquisition Proposal. Parent and Sellers will promptly notify Buyer of the receipt by Parent and Sellers of any such Acquisition Proposal and the terms thereof.

         For purposes of this Agreement: (a) an "Acquisition Proposal" shall mean a proposal for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent and Sellers or any of their respective significant subsidiaries, other than the Retained Subsidiaries, or any material part thereof; or (ii) any sale, exchange, merger, consolidation, business combination or other transaction involving one or more of the businesses of Parent and Sellers, other than the Retained Subsidiaries, that are the subject of this transaction or the sale of any material portion of their assets; and (b) "Superior Proposal" shall mean any Acquisition Proposal which in the good faith judgment of the Parent and Sellers' directors is (i) superior to this transaction from a financial point of view to Parent and Sellers and the stockholders of Parent and Sellers,
(ii) is reasonably capable of being consummated and (iii) to the extent financing is required is reasonably capable of being financed. The Parent and Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         In the event that Parent or Sellers terminate this Agreement and enter into a definitive agreement within six months after the date of this Agreement as a result of an Acquisition Proposal received prior to the termination of this Agreement with any person or entity other than Buyer or Affiliate of Buyer, then promptly after consummation of the transaction set forth in such definitive agreement, upon demand by Buyer, Parent will pay Buyer a termination fee equal to $1,000,000.

         (g) Registration and Proxy Statement Filing. Promptly after the date hereof, Buyer shall file with the SEC a registration statement on Form S-4 or other appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, relating to the amendment of the Trust Preferred Documents (the "Registration Statement"). The Registration Statement shall contain (i) a proxy statement of Parent, together with a form of proxy, with respect to the meeting of the holders of the Trust Preferred Securities, at which meeting the holders of the Trust Preferred Securities will vote upon the amendment to the Trust Preferred Documents and the transfer of the Parent's obligations thereunder to Buyer (the "Proxy Statement"), (ii) a prospectus of Buyer relating to the offering of securities which may be deemed to be made by Buyer by virtue of the foregoing amendments of the Trust Preferred Documents (the "Prospectus"), and (iii) such documentation as shall be required to qualify the Indenture, Guarantee and Trust Agreement under the Trust Indenture Act of 1939, as amended. Buyer shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act, and Parent shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC, as promptly as practicable. The Parties shall cooperate with each other to promptly thereafter mail the Proxy Statement/Prospectus to the holders of the Trust Preferred Securities. Buyer shall take any action required to be taken under state blue sky or securities laws in connection with the foregoing. Each of Buyer and Parent shall cooperate with the other in providing information required for the Registration Statement.

         (h) Expenses. By virtue of the agreement of the Parties in Exhibit A to share Securities Expenses and Closing Accounting and Legal Fees through a Cash Purchase Price adjustment if the aggregate of such expenses exceed the amount set forth in Exhibit A and the rights of the Parties under Section 9(a)(iv) to terminate this Agreement if such amount is exceeded, (a) Parent and the Buyer agree that they will consult with each other regularly after the date hereof with regard to estimates of Securities Expenses and Closing Accounting and Legal Fees being incurred and after receipt of each invoice for such expenses Parent or Sellers will promptly furnish a copy of the invoice to Buyer or advise Buyer in writing of the amount of the expense. To the extent commercially reasonable, Parent or Sellers, prior to incurring Securities Expenses or Closing Accounting and Legal Fees, shall request from the service provider an estimate of the charges that will be involved and communicate such estimate to the Buyer. The principals of Buyer shall cooperate with Parent in notifying Parent of any additional expenses which are incurred by the principals of Buyer on behalf of Parent and Sellers.

         6. Conditions to Obligation to Close.

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

              (ii) the Parent and Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

              (iii) all consents required in connection with the assignment of the Trust Preferred Documents shall have been obtained;

              (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Acquired Assets, or to operate the former businesses of the Sellers (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (v) the Parent and Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

              (vi) Robert Kassel shall have executed the Non Competition Agreement attached in the form of Exhibit H and the Consulting Agreement attached in the form of Exhibit J;

              (vii) Parent and Sellers shall have executed and delivered all of the documents required under Section 2(e)(i) hereof including, but not limited to, those documents necessary to (A) assign all of the obligations of Parent under the Trust Agreement, the Indenture, the Junior Subordinated Debentures and the Guarantee and (B) to transfer the 251,981 shares of Trust Preferred Securities owned by Parent to Buyer;

              (viii) the Buyer shall have received from counsel to the Sellers and Parent an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Buyer, and dated as of the Closing Date;

              (ix) under terms reasonably satisfactory to Buyer, the Buyer shall have obtained the consent of Foothill to the assignment of the Refinancing Documents and shall have obtained the additional financing required in order to consummate the transactions contemplated hereby;

              (x) the terms and conditions of the documents referred to in
Section 2(e)(ii)(D) will be reasonably satisfactory to the Buyer;

              (xi) the Registration Statement shall have become effective and no stop order suspending such effectiveness or qualification shall have been issued or proceedings for such purpose shall have been instituted or threatened; and

              (xii) the Buyer and Parent shall have agreed upon and delivered the Deferred Payment Schedule and the Allocation Schedule.

The Buyer may waive any condition specified in this Section 6(a) other than the conditions specified in 6(a)(iii), (vii) and (xi) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Sellers, Parent and Weed Wizard. The obligation of the Sellers, Parent and Weed Wizard to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representation and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

              (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (iii) the Buyer shall have procured all of the third party consents specified in Section 5(b) above;

              (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (v) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iv) is satisfied in all respects;

              (vi) Buyer and EYAS shall have executed and delivered all of the documents required pursuant to Section 2(e)(ii) hereof;

              (vii) the Parent shall have obtained the favorable vote of holders of a majority of the outstanding Trust Preferred Securities to such amendment of the Trust Preferred Documents as shall be required to permit the transfer of the Parent's obligations thereunder to, and the assumption of such obligations by, the Buyer, such that the Parent's obligations thereunder shall be extinguished, and the transfer by the Parent of the Trust Common Securities to the Buyer (the "Trust Preferred Vote") and all of the Parent's obligations under the Junior

Subordinated Debentures and Parent's guaranty of the Trust's obligations to holders of the Trust Preferred Securities shall have been assumed by Buyer hereunder such that Parent's guaranty shall be extinguished;

              (viii) the Registration Statement shall have become effective and no stop order suspending such effectiveness or qualification shall have been issued or proceedings for such purpose shall have been instituted or threatened;

              (ix) the Board of Directors of the Parent shall have received from Roth Capital Partners LLC an affirmation or "bring-down" of each of the July 24, 2002 fairness opinion and the July 24, 2002 financial viability opinion previously given to the Board by Roth, which give consideration and effect to, for purposes of such bring down opinions, the terms of this Agreement;

              (x) Sellers and Parent shall have received the consent of Foothill to the assignment and assumption of the Refinancing Documents and obtained releases from Foothill from all of their respective obligations, including any liens or pledges on their respective assets thereunder (the "Releases") or the Buyer shall have paid in full all amounts due from Parent and Sellers under the Refinancing Documents and obtained the Releases;

              (xi) The Parent and Buyer shall have agreed upon and delivered the Deferred Payment Schedule and the Allocation Schedule; and

              (xii) $250,000 of the legal fees of Parent and Sellers outstanding as of November 15, 2002, due to Blank Rome Tenzer Greenblatt LLP shall have been paid out of the operations of the Acquired Assets prior December 31, 2002 and thereafter their outstanding legal fees shall have been paid at the rate of $60,000 per month until the Closing Date.

The Seller may waive any condition specified in this Section 6(b) other than the conditions specified in 6(b)(vi), (vii) and (viii) if it executes a writing so stating at or prior to the Closing.

         (c) Conditions to Obligation of both the Buyer on the one hand, and the Parent, Sellers and Weed Wizard, on the other hand. The obligation of the Buyer, Parent and Sellers to consummate the transactions to be performed by them, respectively, in connection with the Closing is subject to satisfaction of the following conditions:

              All of the conditions set forth in Sections 1.1(a) and 1.2 of the Settlement Agreement that are required by the terms of the Settlement Agreement to be conditions precedent to the obligations of the Buyer hereunder shall have been satisfied; including but not limited to the following: (A) the Settlement Closing shall have occurred; (B) Buyer shall have delivered to the Golub Purchasers the Amended and Restated Option Agreement-A, the Option Agreement-B, and the Settlement Options; (C) all amounts payable to the Golub Purchasers under the Settlement Agreement shall have been paid in accordance with Section 2(e)(i)(G) and Section 2(e)(ii)(I); (D) the Golub Parties shall have received the Deferred Prepayment Amount; (E) Parent shall have delivered to the Golub Purchasers a fully executed Amended and Restated Warrant Agreement (together with the Amended and Restated Warrants); (F) the Golub Purchasers shall have received the balance of the Expenses; (G) the Golub Purchasers shall have received all of the Default Interest; (H) all parties to the Settlement Agreement shall have exchanged the Settlement Closing Releases; and (I) the Parent shall have received no less than $16.5 million of immediately available cash proceeds (less any adverse effect of the Weed Wizard litigation and the U.S. Products Safety Commission complaint, less any default interest payments or other expenses paid to the Golub Purchasers or their affiliates under the Settlement Agreement) upon consummation of the transactions contemplated by this Agreement. To the extent terms referred to in this Subparagraph 6(c) are not defined herein, they shall have the meanings given to them in the Settlement Agreement.

         7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers and Parent acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Sellers, other than as set forth in the definition of Excluded Assets.

         (b) Litigation Support. In the event and for so long as any Party actively is prosecuting, contesting or defending any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving any of the Parties, each of the other Parties will provide reasonable cooperation to the prosecuting, contesting or defending Party and its counsel in the prosecution contest or defense, make available its personnel to the extent reasonable and provide such reasonable access to its books and records as shall be necessary in connection with the contest, defense or prosecution, all at the sole cost and expense of the contesting or defending Party (unless the prosecuting, contesting or defending Party is entitled to indemnification therefor under Section 8 below). With regard to the Holton litigation, which is included in Assumed Liabilities, such litigation shall be handled after Closing by Buyer in the manner set forth below in Section 8(d) as a Third Party Claim in which Buyer is the Indemnifying Party.

         (c) Transaction. The Sellers and Parent will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Sellers or the Acquired Subsidiaries from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Sellers and the Acquired Subsidiaries prior to the Closing. The Sellers and Parent will refer all customer inquiries relating to the businesses of the Sellers and the Acquired Subsidiaries to the Buyer from and after the Closing.

         (d) Confidentiality. The Sellers and Parent will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies, other than copies to be retained for archival purposes) of the Confidential Information which are in its possession. In the event that the Sellers or Parent are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Sellers and Parent will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers or Parent are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Sellers or Parent may disclose the Confidential Information to the tribunal; provided, however, that the Sellers or Parent shall use commercially reasonable efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.

         (e) Trust Preferred Securities. From and after the Closing Date and until the later of (i) the maturity date of the Junior Subordinated Debentures and (ii) such date as the Indenture, as supplemented, ceases to be in effect, the Buyer shall perform all payment and other obligations under the Trust Preferred Documents in accordance with their respective terms and EYAS shall guaranty Buyer's performance and payment obligations thereunder. In addition, for so long as the Trust Preferred Securities are outstanding, Buyer shall use its best efforts to maintain the Trust Preferred Securities listing on the American Stock Exchange.

         (f) Settlement Options. Buyer agrees to honor the Settlement Options pursuant to their terms and conditions and agrees that it shall not transfer, sell or encumber the shares of the Trust Preferred Securities subject to the Settlement Options in any manner until such options have either been exercised or expired by their respective terms.

         (g) Reports. For so long as the Purchasers (as such term is defined in the Settlement Agreement) own the Settlement Options (as defined in the Settlement Agreement) or Options Securities (as defined in the Settlement Agreement), Buyer shall provide Purchasers, upon request, with copies of all Forms 10-K, 10-Q and 8-K, if any, filed by Buyer with the SEC, provided that if Buyer is not or ceases to be a reporting company, it shall provide Purchasers with copies of quarterly and annual financial statements and management commentary thereon identical to that provided to its senior lenders, subject to any confidentiality obligations of the Purchasers set forth in the Note Purchase Agreement (as defined in the Settlement Agreement).

         (h) Sales and Other Taxes. Buyer will be responsible for and pay in full any Taxes that may be incurred in connection with the sale of the Acquired Assets contemplated by this Agreement including any transfer, sales, use and excise Taxes, but excluding any Taxes based on the income of the Sellers or Parent.

         (i) Use of Names. Except as agreed to in writing by the Buyer, the Parent and its Affiliates shall cease after Closing using all Intellectual Property acquired by Buyer from Sellers as part of the Acquired Assets, including use of the name "Easy Gardener" alone or in combination with other words and Easy Gardener shall promptly after the Closing either liquidate or change its name in Delaware.

         (j) Weed Wizard Recall. Notwithstanding anything to the contrary in this Agreement, the Parties agree that in the event of a recall after the date hereof of any of the products listed below (a "Recall"), all the costs and expenses of such Recall up to an aggregate of $240,000, shall be divided equally by the Buyer on the one hand, and the Sellers and Parent on the other hand. Any costs in excess thereof, shall be the responsibility of Parent and Sellers. The items covered by this paragraph shall include the Weed Wizard "EZ Trim" and "Flexi Trim" and the "Easy Gardener For Grass" and "Easy Gardener For Weed and Grass" products.

         (k) Certain Acquired Subsidiary Obligations. Parent agrees that neither Buyer nor any Acquired Subsidiary will after the Closing be responsible for any of the obligations of the Acquired Subsidiaries listed on Exhibit K hereto. Consequently, at the Closing those obligations listed on Exhibit K that are owed to Parent or any Retained Subsidiary shall be deemed canceled.

         8. Remedies for Breaches of This Agreement.

         (a) Survival of Representations and Warranties. All of the representations and warranties of the Buyer, the Parent and the Sellers contained in this Agreement shall survive the Closing for a period of one (1) year.

         (b) Indemnification Provisions for Benefit of the Buyer.

              (i) The Sellers and Parent, jointly and severally, agree to indemnify the Buyer, its officers, directors, agents, employees, stockholders and Affiliates, and hold them harmless from, against, for and in respect of, and shall pay any and all damages, losses, obligations, liabilities, claims, encumbrances, deficiencies, costs and expenses, including without limitation reasonable attorney's fees, and other costs and expenses incident to any action, investigation, claim or proceeding (collectively, "Damages") suffered, sustained, incurred or required to be paid by any of them as a result of (A) a breach of any representation or warranty made by Parent or Sellers in this Agreement; (B) a breach of any covenant of Parent or Sellers made in this Agreement; (C) any Excluded Liability; (D) any Liability of Parent or any of the Retained Subsidiaries other than those Liabilities of Parent or any of the Retained Subsidiaries set forth on Exhibit A; and (E) any Acquired Subsidiaries Excluded Liabilities as set forth on Exhibit K.

              (ii) The indemnification by Sellers and Parent (A) under Article 8(b) will not apply to any Damages which result from breaches of any representations and warranties of Sellers and Parent, if Buyer, or any member or partner thereof had knowledge, prior to the date hereof, of a fact or circumstance that existed which would cause the respective representation or warranty made by Sellers or Parent to be incomplete or incorrect; and (B) under 8(b)(i)(A) will not apply unless and until the aggregate Damages from breaches to which 8(b)(i)(A) applies exceed a cumulative aggregate of $500,000, in which event Sellers and Parent shall be liable to indemnify Buyer for all Damages in excess of $500,000. Furthermore, in no event shall the indemnification to Buyer under Section 8(b) exceed the Cash Purchase Price.

         (c) Indemnification Provisions for Benefit of the Sellers and Parent.

              (i) The Buyer agrees to indemnify the Sellers and Parent and each of their respective officers, directors, agents, employees, stockholders and Affiliates and hold them harmless, from, against, for and in respect of, and shall pay all Damages suffered, sustained, incurred or required to be paid by any of them as a result of (A) a breach of any representation or warranty made by Buyer in this Agreement; (B) a breach of any covenant made by Buyer in this Agreement; (C) any Assumed Liability; and (D) the operation of the Acquired Assets after the date hereof.

              (ii) The indemnification by Buyer under Section 8(c)(i)(A) will not apply unless and until the aggregate Damages from breaches to which 8(c)(i)(A) applies exceeds a cumulative aggregate of $500,000, in which event Buyer shall be liable to indemnify Seller and/or Parent for all Damages in excess of $500,000.

         (d) Matters Involving Third Parties.

              (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

              (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party hereunder with respect to such Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligation hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief and (D) the Indemnifying Party conducts the defense of the Third Party claim actively and diligently.

              (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

              (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

         9. Termination.

         (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

              (i) the Buyer and the Sellers and Parent may terminate this Agreement by mutual written consent at any time prior to the Closing;

              (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers and Parent at any time prior to the Closing (A) in the event the Sellers or Parent has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Parent or Seller in writing of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2003, by reason of the failure of any condition precedent under Section 6(a) or 6(c) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

              (iii) the Sellers or Parent may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach (B) if the Closing shall not have occurred on or before June 30, 2003, by reason of the failure of any condition precedent under Section 6(b) or 6(c) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement) or (C) Parent has not obtained a favorable Trust Preferred Vote. For purposes of this Section 9, only the Chief Executive Officer of Sellers and Parent shall have the authority to terminate the Agreement on behalf of Sellers or Parent.

              (iv) If Securities Expenses and Closing Accounting and Legal Fees reach an amount that will result in a Cash Purchase Price adjustment under Exhibit A, then Parent or Sellers, prior to incurring additional expenses that will result in such an adjustment, shall give written notice to the Buyer detailing such additional expenses. Within two (2) days after receipt from Sellers and Parent of such notice, Buyer shall either (A) give written notice to Sellers and Parent that it is unwilling to pay its half of such additional expenses and is electing to terminate this Agreement or (B) give written notice to the Sellers and Parent that it will pay its half of such additional expenses. If Parent or Sellers incur such additional expenses without giving a notice required by this Section 9(a)(iv), it shall be solely responsible for such expenses.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, (i) all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach) except for the obligations and agreements set forth in Sections 7(d), this Section 9(b) and all of Article 10 (other than Section 10(k)), each of which shall survive the termination hereof and (ii) each of the Parties shall bear their own expenses in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, for purposes of this Section 9(b) in the event of such a termination hereunder, the expenses incurred by the Parties in connection with the Registration Statement and the Proxy Statement shall be shared as follows: (A) Parent and Seller shall be responsible for 80% of the expenses incurred or billed after November 15, 2002 and (B) Buyer shall be responsible for 20% of those expenses incurred or billed after November 15, 2002, provided however, that Buyer's portion of such expenses shall not exceed $30,000 unless the Buyer and Seller shall have agreed pursuant to Section 9(a)(iv) hereof to incur additional expenses in connection with the Registration Statement and Proxy Statement, in which case Buyer shall be responsible for 20% of such additional expenses and Seller shall be responsible for 80% of such additional expenses.

         10. Miscellaneous.

         (a) Press Releases and Public Announcements. Except as may be required by law or as disclosed in any public filing made by Parent or Buyer with the Securities and Exchange Commission, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior consent of the other Party which shall not be unreasonably withheld.

         (b) No Third-Party Beneficiaries. Except as specifically set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (together with the exhibits and schedules attached hereto) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No

Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed effective upon receipt and shall be addressed to the intended recipient as set forth below:

         If to the Sellers and Parent:  c/o US Home & Garden, Inc.
                                        Suite 830
                                        655 Montgomery Street
                                        San Francisco, CA  94111
                                        Attention: Robert Kassel
                                        Tel: (415) 616-8111
                                        Fax: (415) 616-8110

         Copy to:                       Blank Rome LLP
                                        405 Lexington Avenue
                                        23rd Floor
                                        New York, New York 10174
                                        Attn: Robert J. Mittman, Esq.
                                        Tel: (212) 885-5555
                                        Fax: (212) 885-5001

         If to the Buyer:               Easy Gardener Products, Ltd.
                                        3022 Franklin Avenue
                                        P. O. Box 21025
                                        Waco, Texas 76710 (Street) 76702 (Box)
                                        Tel: (254) 753-5353
                                        Fax: (254) 753-0468

              Copy to:                  Naman, Howell Smith & Lee P.C.
                                        900 Washington, Suite 700
                                        P.O. Box 1470
                                        Waco, Texas 76701 (Street) 76703 (Box)
                                        Attention: Wesley J. Filer, Esq.
                                        Tel: (254) 755-4100
                                        Fax: (254) 754-6331

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using the following means: certified or registered mail, return receipt requested, postage prepaid; personal delivery; expedited courier; messenger service; or telecopy, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers and Parent. For purposes of this section 10(i), only the Chief Executive Officer of Sellers and Parent shall have the authority to amend the Agreement on behalf of Sellers and Parent. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Other than for Taxes based on the income of the Sellers or Parent as set forth in Section 7(h), and other than as specifically set forth in this Agreement, the Buyer will bear all costs and expenses (including legal fees and expenses) of all of the parties hereto incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, legal fees of counsel to the Trust in connection with the assumption by Buyer of the Parent's obligations under the Debentures and the transfer of the Trust Preferred Securities and any transfer, continued or new listing fees required by the American Stock Exchange or any other governmental or regulatory agency at the time of Closing.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (m) Disclosure Schedule. Information which is necessary to make a given section of the Disclosure Schedule complete and accurate, but is omitted therefrom, shall nevertheless be deemed to be contained therein if it is contained in any other section of the Disclosure Schedule, but only if such information appears on such other section of the Disclosure Schedule in such form and detail that is responsive to the requirements of such given section of the Disclosure Schedule.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the covenants and other provisions of this Agreement and to enforce specifically this Agreement and the terms and covenants and other provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may he entitled, at law or in equity.

         (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

              IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                    BUYER

                                    EASY GARDENER PRODUCTS, LTD.

                                    By: E G PRODUCT MANAGEMENT, L.L.C.,
                                    GENERAL PARTNER

                                    By: /s/ Richard Grandy
                                       -----------------------------------------

                                    Title: Manager
                                           -------------------------------------


                                    EYAS INTERNATIONAL, INC.

                                    By: /s/ Richard Grandy
                                       -----------------------------------------

                                    Title: President
                                           -------------------------------------

                                    SELLERS

                                    EASY GARDENER, INC.

                                    By: /s/ Robert Kassel
                                       -----------------------------------------

                                    Title: Chief Executive Officer
                                           -------------------------------------

                                    AMPRO INDUSTRIES, INC.

                                    By: /s/ Robert Kassel
                                       -----------------------------------------

                                    Title: Chief Executive Officer
                                           -------------------------------------


                                    WEED WIZARD ACQUISITION CORP.

                                    By: /s/ Robert Kassel
                                       -----------------------------------------

                                    Title: Chief Executive Officer
                                           -------------------------------------

                                    PARENT

                                    U.S. HOME & GARDEN INC.

                                    By: /s/ Robert Kassel
                                       -----------------------------------------


                                    Title: /s/ Chief Executive Officer
                                           -------------------------------------

                               SECOND AMENDMENT TO
                            ASSET PURCHASE AGREEMENT


         Amendment to Asset Purchase Agreement entered into on July 31, 2003, by and among Easy Gardener Products, Ltd., a Texas limited partnership, EYAS International, Inc., a Texas corporation, U.S. Home & Garden Inc., a Delaware corporation, Easy Gardener, Inc., a Delaware corporation, Ampro Industries, Inc., a Michigan corporation, and Weed Wizard Acquisition Corp.

         The parties entered into an Asset Purchase Agreement (herein so called) dated December 11, 2002. The parties amended the Asset Purchase Agreement by an Amendment dated May 23, 2003 (the "First Amendment"). The parties now wish to further amend the Asset Purchase Agreement and to replace the First Amendment in its entirety by this Second Amendment.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the covenants herein contained, the parties agree as follows.

         1. Section 2(c) of the Asset Purchase Agreement is hereby amended to provide as follows:

         (c) Purchase Price. The purchase price for the Acquired Assets shall consist of (i) $10,350,000 plus 50% of the outstanding amounts due the Golub Purchasers, such 50% being the amount payable by Sellers and Parent to the Golub Purchasers under Section 2(e)(i)(G), payable to the Sellers and Parent by delivery of cash payable by wire transfer or delivery of other immediately available funds as instructed by Sellers and Parent at the Closing (the "Cash Purchase Price"); (ii) execution and delivery by the Buyer to the Parent at the Closing of a subordinated promissory note in the principal amount of $1,600,000, in the form attached hereto as Exhibit L (the "Subordinated Promissory Note") and a promissory note in a principal amount equal to the legal fees of Parent outstanding on the Closing Date not to exceed $300,000, in the form attached hereto as Exhibit M (the "Additional Promissory Note") and (iii) the Assumed Liabilities (the Cash Purchase Price, the Subordinated Promissory Note, the Additional Promissory Note and the Assumed Liabilities are collectively referred to herein as the "Purchase Price").

         2. Section 3(d) of the Asset Purchase Agreement is hereby amended to provide as follows:

         (d) Brokers' Fees. Neither Sellers, Parent nor the Acquired Subsidiaries have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         3. Section 4(e) of the Asset Purchase Agreement is hereby amended to provide as follows:

         (e) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

         4. Exhibit A to the Asset Purchase Agreement is hereby amended to delete the following:

         The $700,000 fee owed by Parent to Roth Capital Partners, LLC.

         5. Exhibit B to the Asset Purchase Agreement is hereby amended to add the following:

         All amounts owed by Parent to Roth Capital Partners LLC.

         6. Section 4(f) of the Asset Purchase Agreement is hereby amended to provide as follows:

         (f) Deferral of Interest. The Buyer has no current intention to exercise, after the Closing Date, the rights of the obligor under the Indenture to defer any interest payments, except as may be required by circumstances not now known by Buyer or as a result of an unanticipated default under the financing arrangements entered into in connection with the purchase of the Acquired Assets.

         7. Section 6(a)(xii) and Section 6(b)(xi) of the Asset Purchase Agreement are each hereby amended to delete from each the words "the Deferred Payment Schedule and."

         8. Section 9(a)(ii)(B) and Section 9(a)(iii)(B) of the Asset Purchase Agreement are hereby amended to change the date in each from June 30, 2003, to October 31, 2003.

         9. Exhibit H, Section 1 of the Asset Purchase Agreement is hereby amended to provide as follows:

         Consideration. As consideration for the Non-Compete and Nondisclosure Covenants contained in Paragraphs 3 and 4 hereof, the Company is simultaneously with the execution of this Agreement, paying to Kassel the total sum of one million two hundred fifty thousand dollars ($1,250,000) which shall be placed by the Company into an escrow account established for the benefit of Kassel pursuant to paragraph 7 hereof.

         10. Upon each exercise of the Amended and Restated Warrants referred to in Section 6(c)(E) of the Asset Purchase Agreement, Buyer will pay to Parent $.06 per share of Common Stock issued upon such exercise (such number to be subject to the same adjustments as the exercise price of the Amended and Restated Warrants are subject to pursuant to the Amended and Restated Warrant Agreement), such payment to be made not later than five days after Parent gives Buyer notice of such exercise.

         11. Except as changed above, the provisions of the Asset Purchase Agreement remain effective.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

                                             BUYER

                                             EASY GARDENER PRODUCTS, LTD.

                                             By: E G PRODUCT MANAGEMENT, L.L.C.,
                                                 GENERAL PARTNER

                                             By: /s/ Richard Grandy
                                                --------------------------------

                                             Title: Manager
                                                   -----------------------------


                                             EYAS INTERNATIONAL, INC.

                                             By: /s/ Richard Grandy
                                                --------------------------------

                                             Title: President
                                                   -----------------------------

                                             SELLERS

                                             EASY GARDENER, INC.

                                             By: /s/ Robert Kassel
                                                --------------------------------

                                             Title: Chief Executive Officer
                                                   -----------------------------


                                             AMPRO INDUSTRIES, INC.

                                             By: /s/ Robert Kassel
                                                --------------------------------

                                             Title: Chief Executive Officer
                                                   -----------------------------

                                             WEED WIZARD ACQUISITION CORP.

                                             By: /s/ Robert Kassel
                                                --------------------------------

                                             Title: Chief Executive Officer
                                                   -----------------------------


                                             PARENT

                                             U.S. HOME & GARDEN INC.

                                             By: /s/ Robert Kassel
                                                --------------------------------

                                             Title: Chief Executive Officer
                                                   -----------------------------

              EXHIBITS AND SCHEDULE TO ASSET PURCHASE AGREEMENT

         Exhibit A - List of certain liabilities of Sellers.

         Exhibit B - List of certain excluded liabilities of Sellers.

         Exhibit D - Bill of Sale covering the sale of assets

         Exhibit E - Releases by Sellers and Parent

         Exhibit F - Opinion of counsel to Sellers and Parent

         Exhibit H - Non-Competition Agreement of Robert Kassell

         Exhibit J - Consulting Agreement of Robert Kassel

         Exhibit G - Assignment and Assumption Agreement by Buyer covering all of the Assumed Liabilities.

         Exhibit K - List of acquired subsidiary excluded liabilities.

         Exhibit L - Subordinated promissory note of Buyer in the principal amount of $1,600,000.

         Exhibit M - Promissory note of Buyer in a principal amount equal to the legal fees of Parent outstanding on the Closing Date not to exceed $300,000

         Disclosure Schedule--List of exceptions to representations and warranties.


         The Registrant agrees to furnish supplementally a copy of these exhibits and schedules to the Commission upon request.